Exhibit D-2.2

                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION


In the Matter of                          )
                                          )        Docket No.  50-423
NORTHEAST NUCLEAR ENERGY                  )
  COMPANY, et al.                         )
                                          )
(Millstone Nuclear Power Station, Unit 3) )


                 ORDER APPROVING APPLICATION REGARDING MERGER OF
           NEW ENGLAND ELECTRIC SYSTEM AND THE NATIONAL GRID GROUP PLC

                                       I.

     Northeast Nuclear Energy Company is authorized to act as agent for the joint owners of the Millstone Nuclear Power Station, Unit 3 (Millstone 3), and has exclusive responsibility and control over the physical construction, operation, and maintenance of the facility as related in Facility Operating License No. NPF-49. New England Power Company (NEP), one of the joint owners, holds a 12.2 percent1 possessory interest in Millstone 3. The U.S. Nuclear Regulatory Commission issued Facility Operating License No. NPF-49 on January 31, 1986, pursuant to Part 50 of Title 10 of the Code of Federal Regulations (10 CFR Part 50). The facility is located in New London County, on the southern coast of the State of Connecticut.

                                       II.

     Under cover of a letter dated March 16, 1999, NEP, a subsidiary of New England Electric Systems (NEES), and National Grid Group plc (National Grid) submitted an application

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1 A  pending  merger  of  New  England  Electric  System  with  Eastern  Utility
Associates, which owns Mortaup Electric Company, would result in an increase in NEP's ownership interest in Millstone 3 to approximately 15.2 percent.


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requesting  approval of the  transfer of control of the  license,  to the extent held by NEP in connection with its 12.2 percent ownership interest in Millstone 3, regarding a proposed change in the economic ownership of NEES. The application was supplemented May 20 and June 17, 1999 (collectively hereinafter "the application").

     NEP is incorporated in the Commonwealth of Massachusetts. NEES owns all of NEP's common stock and 99.71 percent of its voting securities, with the other
0.29 percent being owned by the public in the form of preferred stock with common voting rights. The requested transfer approval relates to a proposed merger in which NEES is to be acquired by National Grid, a British company. NEES and National Grid entered into a merger agreement on December 11, 1998.

     National Grid is a public limited company incorporated under the laws of England and Wales. It is the only transmission company in England and Wales and is an independent company created as a result of the privatization and restructuring of the British electric system in 1990. The application states that National Grid, with its United Kingdom assets and through interconnections with Scotland and France and through its acquisitions of interests in transmission systems in other nations, is the largest privately owned transmission company in the world.

     National Grid has formed NGG Holding LLC (NGG Holdings), a U.S. entity that is a limited liability company organized in Massachusetts and a wholly owned subsidiary of National Grid. NGG Holdings will merge with and into NEES, with NEES being the surviving entity from that transaction and maintaining its status as a U.S. entity subject to all applicable U.S. laws and regulations. The application states that, for tax purposes, immediately after the merger, NEES will be converted from a Massachusetts business trust into a corporation; specifically NEES will be merged into a Massachusetts corporation to be named NEES Holdings, Inc. which will then


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be  the  surviving  entity.  The  post-acquisition  capital  structure  of  NEES
Holdings, Inc. will be identical to the capital structure of NEES, and NEES Holdings, Inc., will become a wholly owned indirect subsidiary of National Grid, with NEP being a subsidiary of NEES Holdings, Inc., and thus also becoming an indirect subsidiary of National Grid. The application also provides details regarding several companies that will be created for various business reasons as intermediaries between National Grid and NEES Holdings, Inc., after the merger is approved, and all of these companies will be either directly or indirectly wholly owned by National Grid. National Grid will register as a public utility holding company under the Public Utility Holding Company Act of 1935.

     Approval of the indirect license transfer that would result from the foregoing transactions was requested pursuant to 10 CFR 50.80. Notice of the application for approval and an opportunity for a hearing was published in the Federal Register on June 30, 1999 (64 FR 36191). Pursuant to such notice, joint Millstone 3 owners Connecticut Light and Power Company (CP&L) and Western Massachusetts Electric Company (WMECO) filed a timely intervention petition and hearing request. Following the submission of further pleadings by the applicants and petitioners, the Commission found that the petitioners had demonstrated standing and proffered to admissible issues (regarding foreign ownership and financial qualifications). The Commission set the case for hearing and issued a schedule for the proceeding. Subsequently, on November 4, 1999, the petitioners filed a notice of withdrawal of their petition to intervene, and the petitioners and the applicants jointly moved for termination of the proceeding due to a settlement reached between the parties. The Commission granted the motion on November 19, 1999. In doing so, it noted that the staff, in its review of transfer applications, examines financial qualifications and foreign ownership issues and should consider concerns specifically raised in the proceeding



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relating to those maters when it takes action on the transfer application, North
Atlantic Energy Service Corp., et al. (Seabrook, Unit 1 and Millstone Station, Unit 3), CLI-99-28, 50 NRC ___, slip op. (Nov. 19, 1999). The staff has
considered  these  concerns  which  are  addressed  in  the  safety   evaluation
supporting this Order.

         Under 10 CFR 50.80, no license, or any right thereunder, shall be transferred, directly or indirectly, through transfer of control of the license, unless the Commission shall give its consent in writing. Upon review of the information in the application, and other information before the Commission, the NRC staff has determined that the proposed merger of National Grid and NEES will not affect the qualifications of NEP as a holder of Facility Operating License NPF-49, and that the indirect transfer of the license, to the extent effected by the proposed merger, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission, subject to the conditions set forth herein. The foregoing findings are supported by a safety evaluation dated December 10, 1999.

                                      III.

     Accordingly, pursuant to Sections 181b, 181i, 181o, and 184 of the Atomic Energy Act of 1954 (AEA), as amended, 42 USC ss.ss. 2201(b), 2201(i), 2201(o), and 2234: and 10 CFR 50.80, IT IS HEREBY ORDERED that the indirect license transfer referenced above is approved subject to the following conditions:

     (1)  No later  than the time the  proposed  merger  with  National  Grid is consummated, NEP shall establish and make operational a Special Nuclear Committee, as described in the application, having the composition, authority, responsibilities, and obligations specified in the application, provided, however, the Special Nuclear Committee may also have exclusive authority on behalf of NEP over taking any action which is ordered by the NRC or any other agency or court of competent jurisdiction. No material changes with respect to the Special Nuclear Committee may be made without the prior written consent of the Director, Office of Nuclear Reactor Regulation. The foregoing provisions may be modified by the Commission upon application and for good cause shown.

     (2) The Special Nuclear Committee shall have the responsibility and exclusive authority to ensure, and shall ensure, that the business and activities of NEP with respect to the Millstone 3 license are at all times conducted in a manner consistent with the protection of the public health and safety and common defense and security of the United States.

     (3) NEP shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from NEP to its direct or indirect parent, or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding ten percent (10 percent) of NEP's consolidated net utility plant, as recorded on its books of account.

     (4) Should the proposed merger not be completed by December 30, 2000, this Order shall become null and void, provided, however, upon application and for good cause shown, such data may be extended.

     This Order is effective upon issuance.

     For further details with respect to this Order, see the initial application dated March 15, 1999, and the supplements dated May 20 and June 17, 1999, and the safety evaluation dated December 10, 1999, which are available for public inspection at the Commission's Public


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Document Room, the Golman Building,  2120 L Street,  N.W.,  Washington,  DC, and
accessible electronically through the ADAMS Public Electronic Reading Room link at the NRC Web site http://www.nrc.gov

     Dated at Rockville, Maryland, this 10th day of December, 1999.

                                       FOR THE NUCLEAR REGULATORY COMMISSION


                                       -------------------------
                                       Roy P. Zimmerman, Acting Director
                                       Office of Nuclear Reactor Regulation

                                  UNITED STATES
                          NUCLEAR REGULATORY COMMISSION


          SAFETY EVALUATION BY THE OFFICE OF NUCLEAR REACTOR REGULATION
               PROPOSED MERGER OF NEW ENGLAND ELECTRIC SYSTEM AND
                           THE NATIONAL GRID GROUP PLC
                     MILLSTONE NUCLEAR POWER STATION, UNIT 3
                                DOCKET NO. 50-423

1.0  INTRODUCTION

By application dated March 16, 1999, New England Power Company (NEP) requested that the U.S. Nuclear Regulatory Commission (NRC) consent to the indirect transfer of Facility Operating License No. NPF-48 for the Millstone Nuclear Power Station, Unit 3 (Millstone 3), to the extent held by NEP in regard to NEP's 12.2-percent ownership interest in Millstone 3. The indirect transfer would result from a merger involving the parent company of NEP and The National Grid Group plc (National Grid), which also joined in submitting the application. The other 18 owners of Millstone 3 have ownership interests ranging from less than 1 percent up to 52.9 percent. Northeast Nuclear Energy company (NNECO) is the licensed entity responsible for operating Millstone 3. Supplemental information was filed on May 20, 1999, which did not expand the scope of the application as originally noticed in the Federal Register.

The NRC staff reviewed the initial application and determined that additional information was needed to complete the review. A request for additional information (RAI) pertaining to foreign ownership and control issues was sent to counsel for the applicants on June 15, 1999, and they responded with supplemental information dated June 17, 1999 (referred to as "supplement"). The supplement did not expand the scope of the application as originally noticed in the Federal Register.

The application also requested that the NRC consent to the indirect transfer of the license for the Seabrook Nuclear Power Station, Unit 1 (Seabrook), in connection with NEP's 9.8-percent ownership interest in Seabrook, and that request is being addressed in a separate, related safety evaluation (SE).

NEP's parent company is the New England Electric System (NEES), a Massachusetts business trust. NEP is incorporated in the Commonwealth of Massachusetts. NEES owns all of NEP's common stock and 99.71 percent of its voting securities, with the other 0.29 percent being owned by the public in the form of preferred stock with common voting rights. The requested transfer approval relates to a proposed merger in which NEES is to be acquired by National Grid, a British company. NEES and National Grid entered into a merger agreement on December 11, 1998.


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National Grid is a public limited company incorporated under the laws of England and Wales and was created as a result of the privatization and restructuring of the British electric system in 1990. It is the only transmission company in England and Wales. The application states that National Grid, with its United Kingdom assets and through its interconnections with Scotland and France and its acquisition of interests in transmission systems in other nations, is the largest privately owned transmission company in the world.

National Grid has formed NGG Holdings LLC (NGG Holdings), a U.S. entity which is a limited liability company organized in Massachusetts and a wholly owned subsidiary of National Grid. NGG Holdings will merge with and into NEES, with NEES being the surviving entity from that transaction and maintaining its status as a U.S. entity subject to all applicable U.S. laws and regulations. The supplement states that, for tax purposes, immediately after the merger, NEES will be converted from a Massachusetts business trust into a corporation; specifically, NEES will be merged into a Massachusetts corporation to be named NEES Holdings, Inc. which will then be the surviving entity. The post-acquisition capital structure of NEES Holdings, Inc., will be identical to the capital structure of NEES, and NEES Holdings, Inc., will become a wholly owned indirect subsidiary of National Grid.

The supplement also provides details regarding several companies that will be created for various business reasons as intermediates between National Grid and NEES Holdings, Inc., after the merger is approved, and all of these companies will be either directly or indirectly wholly owned by National Grid. Section 5.2 of this SE provides more information on these companies. National Grid will register as a public utility holding company as described in the Public Utility Holding Company Act of 1935.

NEP will continue to be a licensee for its ownership interest in Millstone 3, with no change in the direct ownership of its interest in Millstone 3. NEP will be directly owned by the successor to NEES, NEES Holdings, Inc., after the proposed merger, and through NEES Holdings, Inc., NEP will become an indirect subsidiary of National Grid. An indirect transfer of control of the license for Millstone 3 to the extent held by NEP to National Grid will occur as a result of the proposed merger.

The application states that the proposed merger will not change any aspects of the direct ownership, operation, management, license terms or conditions, or performance of Millstone 3, and that the only change involving that facility will be the acquisition of NEP's parent company by a subsidiary of National Grid. NEP will remain obligated to perform all of its current license obligations for the facility, including providing for decommissioning funding, and there will be no change in NEP's rights or duties under the license, ownership agreements regarding the facility, or any other applicable law or document regarding those rights or obligations.

The application also states that the merger transaction is an important part of the transition to a fully competitive environment in New England. Pursuant to legislation and to a Settlement Agreement approved by the Federal Energy
Regulatory Commission (FERC) and the Massachusetts Department of Telecommunications and Energy (MDTE) in 1997, the Commonwealth of Massachusetts is committed to full competition at the retail level for the


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electric power industry. Similar legislation was enacted in Rhode Island and New
Hampshire and incorporated into settlement agreements with NEP's affiliates and approved by FERC.

Such competition is to be achieved, in part, by separating generation from transmission to create independent transmission companies. Under that legislative mandate, NEES has committed to the divestiture of all of its generating facilities, including its nuclear facilities, to the extent practicable.

In addition to its interests as a minority licensee in Seabrook and Millstone 3, NEP is a minority shareholder in four companies (the "Yankee Companies"), each of whom owns and is the licensee for a nuclear plant in New England. These four companies, along with NEP's ownership interest in each and the nuclear plants owned by each, are as follows: a 15-percent interest in Connecticut Yankee Atomic Power Company (which owns the Haddam Neck, or Connecticut Yankee, plant); a 20-percent interest in Maine Yankee Atomic Power Company (which owns the Maine Yankee Atomic Power Station); a 20-percent interest in Vermont Yankee Nuclear Power Corporation (which owns the Vermont Yankee Nuclear Power Station); and a 30-percent interest in Yankee Atomic Electric Company (which owns the Yankee Nuclear Power Station).1

Pursuant to 10 CFR 50.80, no license shall be transferred, directly or indirectly, through transfer of control of the license, unless the Commission shall give its consent in writing. Consent to an indirect license transfer is contingent upon the Commission's determination that the underlying transaction (the merger in this case) will not affect the qualifications of the holder of the license, and that the transfer is otherwise consistent with applicable provisions of law, regulations and orders of the Commission.

On July 20, 1999, two co-owners of Millstone 3 filed petitions to intervene and requests for hearing, seeking to oppose NEP's application. On October 21, 1999, the Commission concluded that the two co-owners had demonstrated standing and had raised two admissible issues (regarding foreign ownership and financial qualifications). The Commission set the case for hearing. The co-owners eventually reached a settlement with NEP and on November 4, 1999, filed a notice of withdrawal of their petitions to intervene, with all parties jointly moving for termination of the proceeding. On November 19, 1999, the Commission ordered termination of the case, concluding that termination would serve the public interest. The Commission directed the staff, in its review of the transfer application, to consider the concerns related to financial qualifications and foreign ownership issues raised during the proceeding. The staff's consideration of these concerns is reflected herein.

--------
     1 NEP did not apply for approval under 10 CFR 50.80 in regard to the licenses of any of the four plants owned by the Yankee Companies, claiming that since NEP is not a licensee of any of these facilities and is a minority owner of each of the Yankee Companies, it does not control the plants or the conduct of their licensed activities. Staff comments related to NEP's ownership interests in the four Yankee Companies are contained in a separate letter to counsel for the applicants dated April 22, 1999, where the staff concluded that consent under 10 CFR 50.80 was not required with respect to these four plants and the National Grid merger.

2.0  FINANCIAL QUALIFICATIONS AND DECOMMISSIONING FUNDING ASSURANCE ANALYSIS

Following the proposed merger, NEP will maintain its current ownership interest in Millstone 3 and will remain under the jurisdiction of State regulatory agencies and FERC. Under the terms of the merger, NEP will continue to be responsible for providing funds to decommission its portion of Millstone 3. The application states that NEP has ongoing, assured sources of revenue that will provide funds to meet its decommissioning obligations. These revenue sources are NEP's distribution company affiliates under settlement agreements approved by FERC and the appropriate State commissions. The application states that NEP's decommissioning funding assurances for Millstone 3 are already in place and will not be affected by the merger. The application also notes that the merger will not dilute the financial resources of NEP and that neither Seabrook nor Millstone 3, nor any other NEP asset will be pledged as security or otherwise encumbered as a result of the merger. NEP's Price-Anderson indemnity agreement and the amount of nuclear insurance for both on-site and off-site damages will not be affected by the merger.

On July 20, 1999, the co-owners intervening against the merger claimed that NEP had not provided sufficient information to show that it will remain an "electric utility" or that it would be able to meet its financial obligations with respect to Millstone 3 and Seabrook following the merger. NEP responded by clarifying certain information contained in its application regarding its financial qualifications. On November 4, 1999, the co-owners stated that, based upon this information, they were satisfied that NEP would be able to meet its financial obligations with respect to Millstone 3 and Seabrook and they withdrew their petition to intervene.

Specifically, NEP provided information to the petitioners that it will recover virtually the entire portion of the costs for Millstone 3 and Seabrook through rates set by regulators that allow an electric utility tor recover its prudently incurred costs of generating, transmitting, and distributing electricity. NEP historically has provided the electric power requirements of its four retail distribution affiliates. As a result of restructuring initiatives by FERC and by the States of Massachusetts, Rhode Island, and new Hampshire, NEP agreed: (1) to divest its generation assets (which it has already done to a significant extent); and (2) to release its retail affiliates from their all-requirements electric power contracts with NEP so they could provide retail open access, while NEP, in turn, is authorized to collect Contract Termination Charges (CTCs) from its four retail affiliates. Under these CTCs, NEP will be able to recover substantially all of its costs of generating electricity from Millstone 3 and Seabrook through cost-of-service based sales. These retail affiliates, in turn, are authorized to collect through retail distribution rates approved by regulatory authorities the CTCs that they are required to pay to NEP. The joint November 4, 1998, pleading filed with the Commission to terminate the proceeding provided the following specific information (culled from the application) regarding NEP's ability to recover the costs:

     1. The CTC is a regulated rate providing recovery of 100 percent of NEP's costs for nuclear decommissioning.

     2. NEP is also guaranteed through the CTCs the recovery of 80 percent of its share of the ongoing capital and operation and maintenance expenditures of Millstone 3 and Seabrook on a cost-of-service basis.

     3. NEP is allowed to recover the additional 20 percent of the share of the ongoing capital and operation and maintenance expenditures of Millstone 3 and Seabrook through sales at market-based rates pursuant to tariffs approved by FERC or through earnings from its other utility operations.

     4. NEP will continue to recover the costs of its transmission activities through cost- of-service rates regulated by FERC.2

In its review, the staff considered these assertions by NEP in relation to the guidance contained in footnote eight (on page 9) of NUREG-1577, Rev. 1, which states:

          To the extent that power reactor licensees have received rate regulator approval to use market-based rates for a significant portion of their nuclear-related revenues (i.e., greater than 20 percent) the NRC will not consider them to be subject to traditional cost-of-service rate regulation for that portion of their rates.

Therefore, since NEP is guaranteed recovery through regulator-approved CTCs of 100 percent of its decommissioning costs and of at least 80 percent of its share of capital, operation, and maintenance costs for both Millstone 3 and Seabrook, the staff concludes that NEP is subject to cost-of-service rate regulation for Millstone 3 and Seabrook. Also, the staff concludes that NEP is subject to FERC cost-of-service regulation regarding recovery of its transmission costs. Based upon this information, the staff is satisfied that NEP has provided reasonable assurance that it is financially qualified to be able to meet its financial obligations with respect to Millstone 3 and Seabrook.

Additionally, on page 6 of the "Response of New England Power Company to Requests for Hearing" (July 27, 1999) NEP stated that it has an A+ bond rating. The staff has confirmed that NEP has investment-grade bond ratings with Moody's and Value Line. Such a rating is a basis for finding applicants for operating licenses to be financially qualified, notwithstanding whether they are "electric utilities" as defined in 10 CFR 50.2. Since this criterion also is a basis for approving an applicant's financial qualifications for license transfers (see pages 5-6 of NUREG-1577, Rev. 1), the investment-grade bond rating of NEP further confirms the staff's finding that NEP meets NRC's financial qualifications requirements.

However, in view of the NRC's concern that corporate restructuring (involving either a direct or indirect transfer of control) can lead to a diminution of assets necessary for the safe operation and decommissioning of a licensee's nuclear power plant, the NRC's practice has been to condition license transfer approvals upon a requirement that the licensee not transfer significant assets from

--------
     2 See "Notice of Withdrawal of Petitions for Leave to Intervene and for Hearing, and Joint Motion to Terminate Proceeding," (Nov. 4, 1999) at 6-8.

the licensee to an affiliate without first notifying the NRC. This requirement assists the NRC in assuring that a licensee will continue to maintain adequate resources to contribute to the safe operation and decommissioning of its facility. Thus, the following should be made a condition of the order approving the application regarding the proposed merger.

         NEP shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filled, to transfer (excluding grants of security interests or liens) from NEP to its direct or indirect parent, or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding ten percent (10 percent) of NEP's consolidated net utility plant, as recorded on its books of account.

With respect to decommissioning funding assurance, as noted above, NEP is allowed to collect 100 percent of its estimated costs of decommissioning through CTCs. Thus, pursuant to 10 CFR 50.75(e), NEP may continue to use the external sinking fund method of decommissioning. Also, NEP is collecting at a rate sufficient to fully fund its pro rata share of Millstone 3 decommissioning costs as provided in 10 CFR 50.75(c).

In consideration of the foregoing, the staff concludes that the proposed merger and indirect transfer will not adversely affect the financial qualifications of NEP to operate or decommission Millstone 3 with respect to its ownership interest.

3.0  TECHNICAL QUALIFICATIONS

The application states that the transaction will not "change anything about the direct ownership, operation, management, license terms or conditions, or performance of Millstone 3 or Seabrook." To support this assertion, the application states that the merger "will have no effect whatsoever on the operation, personnel, financial status, physical condition, environmental effects, business plan, decommissioning capability, or control of Millstone 3 or Seabrook" and that since "NEP has no responsibility regarding the employees at Millstone 3 or Seabrook, the merger will not affect the size or performance of the workforce at either site." The application also nots that NEP will remain the licensee for Millstone 3 and, as a minority, non-operating licensee, its primary obligations are "to contribute money and take electricity." NEP will institute a negation plan designed to prevent foreign control of its minority interest in Millstone 3, which is described in Section 5.3 herein. The staff concludes that the proposed merger and indirect license transfer will not affect the technical qualifications of NNECO to perform its obligations under the license.

4.0  ANTITRUST REVIEW

The Atomic Energy Act (AEA) does not require or authorize antitrust reviews of post-operating license transfer applications. Kansas Gas and Electric Co., et al. (Wolf Creek Generating Station, Unit 1), CLI-99-19, 49 NRC 441 (1999). Therefore, since the transfer application postdates the issuance of the Millstone 3 operating license, no antitrust review is required or authorized.

5.0  FOREIGN OWNERSHIP, CONTROL OR DOMINATION

5.1  Background

Section 103d of the AEA prohibits the Commission from issuing a license for a nuclear power plant under Section 103 to "any corporation or other entity if the Commission knows or has reason to believe it is owned, controlled, or dominated by an alien, a foreign corporation, or a foreign government." The Commission's regulations at 10 CFR 50.38 contain virtually identical language to implement this prohibition.

The issue addressed in this section is whether, in the NRC staff's view, the merger of NEES and National Grid will cause NEP to be owned, controlled, or dominated by foreign interests such that the foreign ownership and control prohibition of the AEA would be violated.

The Commission has approved the Final Standard Review Plan on Foreign Ownership, Control, or Domination (referred to herein as "SRP") to document the process that the staff uses to analyze whether an applicant is owned, controlled, or dominated by foreign interests within the meaning of Section 103d. The staff has used this SRP as guidance for evaluating the foreign ownership considerations of the proposed merger of NEES and National Grid.

5.2  Organization of NGG Holdings and NEES Holdings, Inc.

National Grid has created NGG Holdings as a U.S. limited liability company organized in the Commonwealth of Massachusetts. It is an indirectly wholly owned subsidiary of National Grid that will be merged with and into NEES, with NEES being the surviving entity from that merger. The supplement states that, following the merger, five additional companies will be created as intermediates between National Grid and NEES, all of which will only be under the control of National Grid and other directly or indirectly wholly owned by National Grid. Following the merger, NEES will be converted into NEES Holdings, Inc., a Massachusetts corporation described in Section 1.0 of this SE.

The five additional companies and their places of incorporation will be as follows: National Grid (US) Holdings Limited, Incorporated in England; National Grid (US) Investments, incorporated in England; National Grid (Ireland) 1
Limited, Incorporated in Ireland; National Grid (Ireland) 2 Limited, incorporated in Ireland; and National Grid General partnership, incorporated in Delaware. The names and identities of the officers and directors of these five intermediate companies had not been determined as of the date of the supplement (June 17, 1999) but all the officers and directors are to be citizens of the United States, the United Kingdom, or a member state of the European Union.

5.3  Information  Provided  and  Measures  Proposed to Address  Foreign  Control
     Concerns

Pursuant to Section 4.1 and 4.2 of the SRP, the staff performed threshold and supplementary reviews of the nature and extent of National Grid's proposed ownership, control, or domination of NEP. Based upon information contained in the application and in the supplement, the staff concluded that there will be interlocking directors among the boards of National Grid, NEES

Holdings, Inc., and NEP, and that National Grid is a public limited company owned by a diverse group of stockholders, many of which the staff would presume to be citizens of various foreign nations. Under Section 4.3 of the SRP, the staff is to determine the type of actions, if any, that would be necessary to negate the effects of whatever foreign ownership, control, or domination would otherwise exist to a level consistent with the AEA and NRC regulations. NEP has provided the information required by 10 CFR 50.53(d), as well as additional information in its application and the supplement, on which the staff concludes that NEP and National Grid have taken, or have committed to take, adequate mitigating steps to ensure that NEP will not be owned, controlled, or dominated by an alien, foreign corporation, or foreign government for the purposes of the AEA and the NRC's regulations, notwithstanding National Grid's proposed "ownership" of NEP in the ordinary sense. The rest of Section 5.3 of the SEC provides detailed information about the measures proposed to negate foreign control over NEP with respect to its minority ownership interest in Millstone 3.

Even though NEP will become an indirect subsidiary of National Grid, the negation plan set forth in the application is designed to prevent the direct or indirect transfer of control to National Grid or foreign persons over NEP's nuclear activities regarding Millstone 3. The plan's focus is on one establishment of a Special Nuclear Committee (also referred to herein as "Nuclear Committee" or "Committee") of the NEP Board of Directors, as set forth in the amended Bylaws of NEP. The Committee will consist of at least three NEP Board members who are U.S. citizens elected to the Committee by the full NEP Board, with a majority of the Committee's members being independent Directors, as defined later in this section. After reviewing the stated purpose and the design of the Committee, the NRC staff has concluded that it has been effectively designed to have primary authority over nuclear issues of NEP such that foreign interests will not be able to control NEP within the meaning of the AEA and NRC regulations. The remainder of this Section describes the key features of the Committees which led the staff to reach this conclusion.

The Nuclear Committee will report to the NEP Board of Directors on a quarterly basis, but for information purposes only. As described in Section 7 of the amended Bylaws, the Nuclear Committee will have sole discretion to act on behalf of NEP in all matters related to the operation, maintenance, contribution of capital, decommissioning, fuel cycle, and other matters relating to Millstone 3 and the other nuclear facilities in which NEP has an interest. The application stated, however, that there will be three exceptions to these matters in which the full NEP Board of Directors3 shall be authorized to act on behalf of NEP, after consultation with the Nuclear Committee. These are as follows:

     (1) The right to vote as to whether or not to close a facility and to begin its decommissioning, and as to whether to seek relicensing.

--------
     3 The supplement listed one U.K. and seven U.S. directors for the initial composition of the post-merger NEP board; four U.K. and five U.S. directors for the post-merger NEES board; and six U.K. directors, three U.S. directors, and one Dutch director for the post-merger National Grid board. However, in response to concerns raised by interveners, NEP has omitted that following the proposed merger, all of NEP's Board of Directors and corporate officers will be U.S. citizens as long as NEP remains a license of Millstone 3 and Seabrook.

     (2) The right to decide to sell, lease, or otherwise dispose of NEP's interest in a facility.

     (3) The right to take any action which is ordered by the NRC or any other agency or court of competent jurisdiction.

NEP states that these three exceptions are rights essential to the protection of the economic and legal interests of National Grid and that is the reason for allowing the full Board to decide them. NEP argues that even with these exceptions, the possibility of foreign influence over these three types of decisions being detrimental to the national interest is eliminated because all decisions reserved to the full NEP Board are limited in a very restrictive way as described in the amended Bylaws and ultimately will be subject to review and approval by the NRC and by other U.S. regulatory and/or judicial entities before they can be implemented.

The intervenors raised concerns on the other hand that the extent of rights retained by the full NEP Board may have an impact on the effectiveness of the negation action plan. NEP responded to these concerns by: (1) stating that it will require that all NEP Board members and corporate officers must be U.S. citizens as long as NEP remains a licensee of Millstone 3 or Seabrook; and (2) clarifying to the intervenors' satisfaction the instances in which decisions related to Millstone 3 and Seabrook are reserved to the full NEP Board.

Specifically, NEP stated that with respect to exception (1) above, a decision to either decommission or restart is limited only to situations in which significant costs are involved and a fundamental business decision is required by the full NEP Board. Once the joint owners of a nuclear unit have made any such decision to decommission or restart in accordance with the joint ownership agreements, the decision-making process then will reside with the NEP Nuclear Committee to provide NEP's inputs to the joint owners regarding the details of implementing such decisions, with respect to exception (2) above. NEP stated that this decision also is a fundamental business decision that is governed by the joint ownership agreements, and any disposition of NEP's interest in a nuclear unit would require NRC approval. With respect to exception (3) above, NEP assured the intervenors that its reservation to the full NEP Board of the right to make decisions concerning compliance with legal or regulatory authority was not intended to do anything but precisely what government authorities required. NEP agreed, as part of reaching a settlement with the intervenors, to eliminate this third right for the full Board.

The intervenors stated in the joint November 4, 1999, pleading filed with the Commission that, as a result of NEP's clarifications regarding exceptions (1) and (2) and the elimination of exception (3) as no longer being reserved to the full NEP Board, they are satisfied that NEP can comply with NRC's requirements concerning foreign ownership, control, or domination in relation to Millstone 3 and Seabrook.

The staff has noted that NEP has taken steps to avoid any indirect foreign influences that might affect the Nuclear Committee. Section 1 of Article IV-A of the amended NEP Bylaws requires that a majority of Committee members at all times be made up of Independent Directors, which are directors who are not current or past employees of NEP or any affiliated companies, including National Grid and its subsidiaries. The application states that this will be done so the independent

Directors cannot be influenced by NEP or National Grid through an employment relationship or by any other manner. Section 2 of that same Article specifies that each Committee member will be appointed to a fixed term and may be removed during that term only for specific causes. This step is designed to prevent foreign citizens from threatening to remove a member. Any member leaving the Committee can only be replaced by a U.S. citizen. Section 10 of the amended Bylaws states that any member of the Committee is both empowered and required to report to the NRC any action by a foreign citizen which the member believes is designed to unduly influence his or her behavior to the detriment of the national interest. Finally, NEP will extend to each Committee member the protection afforded by the NRC's regulations contained in 10 CFR 50.7 (presumably if the protection would not already exist by operation of law), which prevent any licensee from discriminating against any employee for engaging in a "protected activity," such as informing government agencies as to possible non-compliance with the terms of a license or statute.

As the SRP indicates, the Commission will give the foreign control prohibition an orientation to the common defense and security. NEP's 12.2 percent minority ownership interest in Millstone 3 does not give NEP any rights to control the operation of the facility, nor to have access to, or possession of, any Special Nuclear Materials (SNM) or Restricted Data. Furthermore, the application states that there is no Restricted Data involved in the Millstone 3 design, technology, or operation, (Millstone 3 is a Westinghouse pressurized water reactor, using commonly available technology.) Also, although there is SNM contained in the trash and spent fuel, it is not in the form of weapon-sensitive materials. Even if weapon-sensitive materials were involved, the logistics and clearances required for a foreign citizen to obtain access to such material would seem to make such access infeasible. In light of the foregoing, there is a reasonable basis to conclude that there will be no threat to the common defense and security given NEP's inability to control operation of the facility or to have access to SNM or Restricted Data.

5.4  Staff   Conclusion   with   Respect  to  Foreign   Ownership   and  Control
     Considerations

The staff has considered guidance contained in the SRP and detailed information from the applicant with respect to foreign ownership, control, and domination. The staff has placed substantial weight on the significant safeguards built into the design of the NEP negation plan, as stated in the application. The staff regards the safeguards provided in NEP's application as adequate protection to prevent NEP from being in violation of the foreign control prohibition contained in Section 103d. The additional safeguards that were agreed to by NEP and the intervenors, requiring that all NEP Board members and officers must be U.S. citizens as long as NEP is a licensee for Millstone 3 or Seabrook, and requiring decisions to comply with agency and court ordered to be made only the Committee, provide protection above and beyond this initial NEP negation plan. This additional protection is not inconsistent with the AEA and the Commission's regulations, and therefore, the staff would not object to such additional protection.

In consideration of all the foregoing, the staff concludes that the indirect transfer of control of NEP's 12.2 percent minority ownership interest in the operating license for Millstone 3 to National Grid would not violate the prohibitions in the AEA pertaining to foreign ownership, control, or domination, provided that NEP is subject to the following conditions. The staff believes that these conditions are consistent with Commission precedent

     1.   No later  than the time the  proposed  merger  with  National  Grid is consummated, NEP shall establish and make operational a Special Nuclear Committee, as described in the application, having the composition, authority, responsibilities, and obligations specified in the application, provided, however, the Special Nuclear Committee may also have exclusive authority on behalf of NEP over taking any action which is ordered by the NRC or any other agency or court of competent jurisdiction. No material changes with respect to the Special Nuclear Committee may be made without the prior written consent of the Director, Office of Nuclear Reactor Regulation. The foregoing provisions may be modified by the Commission upon application and for good cause shown.

     2. The Special Nuclear Committee shall have the responsibility and exclusive authority to ensure, and shall ensure, that the business and activities of NEP with respect to the Millstone 3 license are at all times conducted in a manner consistent with the protection of the public health and safety and common defense and security of the United States.

6.0  CONCLUSION

In view of the foregoing discussion, the staff concludes that the proposed indirect transfer of the operating license for Millstone 3 to the National Grid with respect to NEP's 12.2 percent ownership interest in Millstone 3 will not contravene the prohibition against foreign ownership, control, or domination with the imposition of the conditions described in this Safety Evaluation. Also, the staff finds that the proposed merger will not adversely impact either the technical qualifications of the Millstone 3 management and staff, or the financial qualifications of NEP with respect to its on going provision of its share of funds for the operation and eventual decommissioning of Millstone 3. Accordingly, the staff concludes that NEP will remain qualified to hold the license with respect to the 12.2 percent ownership interest in Millstone 3 following the proposed merger of NEES and National Grid, and that the indirect transfer of the license, to the extent effected by the proposed merger, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission pursuant to the thereto, subject to the conditions set forth herein.

Principal Contributor:  A.  McKaignay

Date:  December 10, 1999

                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION

In the Matter of                                 )
                                                 )
NORTH ATLANTIC ENERGY SERVICE                    )     Docket No. 50-443
  CORPORATION, et al.                            )
                                                 )
(Seabrook Station, Unit 1)                       )


                 ORDER APPROVING APPLICATION REGARDING MERGER OF
           NEW ENGLAND ELECTRIC SYSTEM AND THE NATIONAL GRID GROUP PLC

                                       I.

     North Atlantic Energy Service Corporation is authorized to act as agent for the joint owners of the Seabrook Station, Unit 1 (Seabrook), and has exclusive responsibility and control over the physical construction, operation, and maintenance of the facility as reflected in Facility Operating License No. NPF-86. New England Power Company (NEP), one of the joint owners, holds a 9.9-percent possessory interest in Seabrook. The U.S. Nuclear Regulatory Commission issued Operating License NPF-86 on March 15, 1990, pursuant to Part 50 of Title 10 of the Code of Federal Regulations (10 CFR Part 50). The facility is located in Seabrook Township, Rockingham County, on the southeast coast of the State of New Hampshire.

                                      II.

     Under cover of a letter dated March 15, 1999, NEP, a subsidiary of New England Electric System (NEES), and National Grid Group plc (National Grid) submitted an application requesting approval of the transfer of control of the license, to the extent held by NEP in connection with its 9.9-percent ownership interest in Seabrook, regarding a change in the economic ownership of NEES. The application was supplemented May 20 and June 17, 1999 (collectively hereinafter "the application").

     NEP is incorporated in the Commonwealth of Massachusetts. NEES owns all of NEP's common stock and 99.71 percent of its voting securities, with the other
0.29 percent being owned by the public in the form of preferred stock with common voting rights. The requested transfer approval relates to a proposed merger in which NEES is to be acquired by National Grid, a British company, NEES and National Grid entered into a merger agreement on December 11, 1998.

     National Grid is a public limited company incorporated under the laws of England and Wales. It is the only transmission company in England and Wales and is an independent company created as a result of the privatization and restructuring of the British electric system in 1990. The application states that National Grid, with its United Kingdom assets and through interconnections with Scotland and France and through its acquisitions of interests in transmission systems in other nations is the largest privately owned transmission company in the world.

     National Grid has formed NGG Holdings LLC (NGG Holdings), a U.S. entity that is a limited liability company organized in Massachusetts and a wholly owned subsidiary of National Grid. NGG Holdings will merge with and into NEES, with NEES being the surviving entity from that transaction and maintaining its status as a U.S. entity subject to all applicable U.S. laws and regulations. The application states that, for tax purposes, immediately after the merger, NEES will be converted from a Massachusetts business trust into a corporation; specifically, NEES will be merged into a Massachusetts corporation to be named NEES Holdings, Inc., which will then be the surviving entity. The post acquisition capital structure of NEES Holdings, Inc., will be identical to the capital structure of NEES, and NEES Holdings, Inc., will become a wholly owned indirect subsidiary of National Grid, with NEP being a subsidiary of NEES Holdings, Inc., and thus also becoming a subsidiary of National Grid. The application also provides details regarding several companies that will be created for various business reasons as intermediates between National Grid and NEES Holdings, Inc. after the merger is approved, and all of these companies will be either directly or indirectly wholly owned by National Grid. National Grid will register as a public utility holding company under the Public Utility Holding Company Act of 1935.

     Approval of the indirect license transfer that would result from the foregoing transactions was requested pursuant to 10 CFR 50.80. Notice of the application for approval and an opportunity for a hearing was published in the Federal Register on June 30, 1999 (64 FR 35190). Pursuant to such notice, joint Seabrook owners Connecticut Light and Power Company (CL&P) and North Atlantic Energy Corporation (NAEC) filed a timely intervention petition and hearing request. Following the submission of further pleadings by the applicants and petitioners, the Commission found that the petitioners had demonstrated standing and proffered two admissible issues (regarding foreign ownership and financial qualifications). The Commission set the case for hearing and issued a schedule for the proceeding. Subsequently, on November 4, 1999, the petitioners filed a notice of withdrawal of their petitions to intervene, and the petitioners and the applicants jointly moved for termination of the proceeding due to a settlement reached between the parties. The Commission granted the motion on November 19, 1999. In doing so, it noted that the staff, in its review of transfer applications, examines financial qualifications and foreign ownership issues, and should consider concerns specifically raised in the proceeding relating to those matters when it takes action on the transfer application. North Atlantic Energy Service Corp., et al. (Seabrook, Unit 1 and Millstone Station, Unit 3), CLI-99-28, 80 NRC ____, slip op. (Nov. 19, 1999). The staff has considered those concerns, which are addressed in the safety evaluation supporting the Order.

     Under 10 CFR 50.80, no license, or any right thereunder, shall be transferred, directly or indirectly, through transfer of control of the license, unless the Commission shall give its consent in writing. Upon review of the information in the application, and other information before the Commission, the NRC staff has determined that the proposed merger of National Grid and NEES will not affect the qualifications of NEP as a holder of Facility Operating License NPF-86, and that the indirect transfer of the license, to the extent effected by the proposed merger, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission, subject to the conditions set forth herein. The foregoing findings are supported by a safety evaluation dated December 10, 1999.

                                      III.

     Accordingly, pursuant to Sections 181b, 181i, 181o and 184 of the Atomic Energy Act of 1954 (AEA), as amended, 42 USC ss.ss. 2201(b), 2201(i), 2201(o), and 2234; and 10 CFR 50.80, IT IS HEREBY ORDERED that the indirect license transfer referenced above is approved, subject to the following conditions:

     (1) No later than the time the proposed merger with National Grid is consummated, NEP shall establish and make operational a Special Nuclear Committee, as described in the application, having the composition, authority, responsibilities, and obligations specified in the application, provided, however, the Special Nuclear Committee may also have exclusive authority on behalf of NEP over taking any action which is ordered by the NRC or any other agency or court of competent jurisdiction. No material changes with respect to the Special Nuclear Committee may be made without the prior written consent of the Director, Office of Nuclear

          Reactor Regulation. The foregoing provisions may be modified by the Commission upon application and for good cause shown.

     (2) The Special Nuclear Committee shall have the responsibility and exclusive authority to ensure, and shall ensure, that the business and activities of NEP with respect to the Seabrook license are at all times conducted in a manner consistent with the protection of the public health and safety and common defense and security of the United States.

     (3) NEP shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from NEP to its direct or indirect parent, or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding ten percent (10 percent) of NEP's consolidated net utility plant, as recorded on its books of account.

     (4) Should the proposed merger not be completed by December 30, 2000, this Order shall become null and void, provided, however, upon application and for good cause shown, such date may be extended.

     This Order is effective upon issuance.

     For further details with respect to this Order, see the initial application dated March 15, 1999, and the supplements dated May 20 and June 17, 1999, and the safety evaluation dated December 10, 1999, which are available for public inspection at the Commission's Public Document Room, the Golman Building, 2120 L Street, NW., Washington, DC and accessible electronically through the ADAMS Public Electronic Reading Room link at the NRC Web site http://www.nrc.gov.

     Dated at Rockville, Maryland, this 10th day of December 1999.

                                      FOR THE NUCLEAR REGULATORY COMMISSION



                                      Roy B. Zimmerman, Acting Director
                                      Office of Nuclear Reactor Regulation

                     SAFETY EVALUATION BY THE OFFICE OF THE

                   NUCLEAR REACTOR REGULATION PROPOSED MERGER

                       OF NEW ENGLAND ELECTRIC SYSTEM AND

                           THE NATIONAL GRID GROUP PLC

                            SEABROOK STATION, UNIT 1

                                DOCKET NO. 50-443

1.0  INTRODUCTION

By application dated March 16, 1999, New England Power Company (NEP) requested that the U.S. Nuclear Regulatory Commission (NRC) consent to the indirect transfer of Facility Operating License No. NPF-88 for the Seabrook Station, Unit 1 (Seabrook), to the extent held by NEP in regard to NEP's 9.9-percent ownership interest in Seabrook. The indirect transfer would result from a merger involving the parent company of NEP and The National Grid Group plc (National Grid), which also joined in submitting the application. The other 10 owners of Seabrook have ownership interests ranging from less than 1 percent up to 35.9 percent. North Atlantic Energy Service Corporation (NAESC) is the licensed entity responsible for operating Seabrook. Supplemental information was filed on May 20, 1999, which did not expand the scope of the application as originally noticed in the Federal Register.

The NRC staff reviewed the initial application and determined that additional information was needed to complete the review. A request for additional information (RAI) pertaining to foreign ownership and control issues was sent to counsel for the applicants on June 15, 1999, and they responded with supplemental information dated June 17, 1999 (referred to as "supplement"). The supplement did not expand the scope of the application as originally noticed in the Federal Register.

The application also requested that the NRC consent to the indirect transfer of the license for the Milestone Nuclear Power Statio, Unit 3 (Milestone 3), in connection with NEP's 12.2-percent ownership interest in Milestone 3, and that request is being addressed in a separate, related safety evaluation (SE).

NEP's parent company is the New England Electric System (NEES), a Massachusetts business trust. NEP is incorporated in the Commonwealth of Massachusetts. NEES owns all of NEP's common stock and 99.71 percent of its voting securities, with the other 0.29 percent being owned by the public in the form of preferred stock with common voting rights. The requested transfer approval relates to a proposed merger in which NEES is to be acquired by National Grid, a British company. NEES and National Grid entered into a merger agreement on December 11, 1998.

National Grid is a public limited company incorporated under the laws of England and Wales and was created as a result of the privatization and restructuring of the British electric system in 1990. It is the only transmission company in England and Wales. The application states that National Grid, with its United Kingdom assets and through its interconnections with Scotland and France and its acquisition of interests in transmission systems in other nations is the largest privately owned transmission company in the world.

National Grid has formed NGG Holdings LLC (NGG Holdings), a U.S. entity which is a limited liability company organized in Massachusetts and a wholly-owned subsidiary of National Grid. NGG Holdings will merge with and into NEES, with NEES being the surviving entity from that transaction and maintaining its status as a U.S. entity subject to all applicable U.S. laws and regulations. The supplement states that, for tax purposes, immediately after the merger, NEES will be converted from a Massachusetts business trust into a corporation; specifically, NEES will be merged into a Massachusetts corporation to be named NEES Holdings, Inc., which will then be the surviving entity. The post-acquisition capital structure of NEES Holdings, Inc., will be identical to the capital structure of NEES, and NEES Holdings, Inc. will become a wholly-owned indirect subsidiary of National Grid.

The supplement also provides details regarding several companies that will be created for various business reasons as intermediates between National Grid and NEES Holdings, Inc., after the merger is approved, and all of these companies will be either directly or indirectly wholly owned by National Grid. Section 5.2 of this SE provides more information on these companies. National Grid will register as a public utility holding company as described in the Public Utility Holding Company Act of 1935.

NEP will continue to be a licensee for its ownership interest in Seabrook, with no change in the direct ownership of its interest in Seabrook. NEP will be directly owned by the successor to NEES, NEES Holdings, Inc., after the proposed merger, and through NEES Holdings, Inc., NEP will become an indirect subsidiary of National Grid. An indirect transfer of control of the license for Seabrook to the extent held by NEP to National Grid will occur as a result of the proposed merger.

The application states that the proposed merger will not change any aspects of the direct ownership, operation, management, license terms or conditions, or performance of Seabrook, and that the only change involving that facility will be the acquisition of NEP's parent company by a subsidiary of National Grid. NEP will remain obligated to perform all of its current license obligations for the facility, including providing for decommissioning funding, and there will be no change in NEP's rights or duties under the license, ownership agreements regarding the facility, or any other applicable law or document regarding those rights or obligations.

The application also states that the merger transaction is an important part of the transition to a fully competitive environment in New England. Pursuant to legislation and to a Settlement Agreement approved by the Federal Energy
Regulatory Commission (FERC) and the Massachusetts Department of Telecommunications and Energy (MDTE) in 1997, the Commonwealth of Massachusetts is committed to full competition at the retail level for the electric power industry. Similar legislation was enacted in Rhode Island and New Hampshire and incorporated into settlement agreements with NEP's affiliates and approved by FERC.

Such competition is to be achieved, in part, by separating generation from transmission to create independent transmission companies. Under that legislative mandate, NEES has committed to the divestiture of all of its generating facilities, including its nuclear facilities, to the extent practicable.

In addition to its interests as a minority licensee in Seabrook and Millstone 3, NEP is a minority shareholder in four companies (the "Yankee Companies"), each of whom owns and is the licensee for a nuclear plant in New England. These four companies, along with NEP's ownership interest in each and the nuclear plants owned by each, are as follows: a 15-percent interest in Connecticut Yankee Atomic Power Company (which owns the Haddam Neck, or Connecticut Yankee, plant); a 20-percent interest in Maine Yankee Atomic Power Company (which owns the Maine Yankee Atomic Power Station); a 20-percent interest in Vermont Yankee Nuclear Power Corporation (which owns the Vermont Yankee Nuclear Power Station); and a 30-percent interest in Yankee Atomic Electric Company (which owns the Yankee Nuclear Power Station).1

Pursuant to 10 CFR 50.80, no license shall be transferred, directly or indirectly, through transfer of control of the license, unless the Commission shall give its consent in writing. Consent to an indirect license transfer is contingent upon the Commission's determination that the underlying transaction (the merger in this case) will not affect the qualifications of the holder of the license, and that the transfer is otherwise consistent with applicable provisions of law, regulations, and orders of the Commission.

On July 20, 1999, two co-owners of Seabrook filed petitions to intervene and requests for hearing, seeking to oppose NEP's application. On October 21, 1999, the Commission concluded that the two co-owners had demonstrated standing and had raised two admissible issues (regarding foreign ownership and financial qualifications). The Commission set the case for hearing. The co-owners eventually reached a settlement with NEP and on November 4, 1999, filed a notice of withdrawal of their petitions to intervene, with all parties jointly moving for termination of the proceeding. On November 19, 1999, the Commission ordered termination of the case, concluding that termination would serve the public interest. The Commission directed the staff, in its review of the transfer application, to consider the concerns related to financial qualifications and foreign ownership issues raised during the proceeding. The staff's consideration of these concerns is reflected herein.

--------
     1 NEP did not apply for approval under 10 CFR 50.80 in regard to the licenses of any of the four plants owned by the Yankee Companies, claiming that since NEP is not a licensee of any of these facilities and is a minority owner of each of the Yankee Companies, it does not control the plants or the conduct of their licensed activities. Staff comments related to NEP's ownership interests in the four Yankee Companies are contained in a separate letter to counsel for the applicants dated April 22, 1999, where the staff concluded that concern under 10 CFR 50.80 was not required with respect to these four plants and the National Grid merger.

2.0  FINANCIAL QUALIFICATIONS AND DECOMMISSIONING FUNDING ASSURANCE ANALYSIS

Following the proposed merger, NEP will maintain its current ownership interest in Millstone 3 and will remain under the jurisdiction of State regulatory agencies and FERC. Under the terms of the merger, NEP will continue to be responsible for providing funds to decommission its portion of Millstone 3. The application states that NEP has ongoing, assured sources of revenue that will provide funds to meet its decommissioning obligations. These revenue sources are NEP's distribution company affiliates under settlement agreements approved by FERC and the appropriate State commissions. The application states that NEP's decommissioning funding assurances for Millstone 3 are already in place and will not be affected by the merger. The application also notes that the merger will not dilute the financial resources of NEP and that neither Seabrook nor Millstone 3, nor any other NEP asset will be pledged as security or otherwise encumbered as a result of the merger. NEP's Price-Anderson indemnity agreement and the amount of nuclear insurance for both on-site and off-site damages will not be affected by the merger.

On July 20, 1999, the co-owners intervening against the merger claimed that NEP had not provided sufficient information to show that it will remain an "electric utility" or that it would be able to meet its financial obligations with respect to Millstone 3 and Seabrook following the merger. NEP responded by clarifying certain information contained in its application regarding its financial qualifications. On November 4, 1999, the co-owners stated that, based upon this information, they were satisfied that NEP would be able to meet its financial obligations with respect to Millstone 3 and Seabrook and they withdrew their petition to intervene.

Specifically, NEP provided information to the petitioners that it will recover virtually the entire portion of the costs for Millstone 3 and Seabrook through rates set by regulators that allow an electric utility tor recover its prudently incurred costs of generating, transmitting, and distributing electricity. NEP historically has provided the electric power requirements of its four retail distribution affiliates. As a result of restructuring initiatives by FERC and by the States of Massachusetts, Rhode Island, and new Hampshire, NEP agreed: (1) to divest its generation assets (which it has already done to a significant extent); and (2) to release its retail affiliates from their all-requirements electric power contracts with NEP so they could provide retail open access, while NEP, in turn, is authorized to collect Contract Termination Charges (CTCs) from its four retail affiliates. Under these CTCs, NEP will be able to recover substantially all of its costs of generating electricity from Millstone 3 and Seabrook through cost-of-service based sales. These retail affiliates, in turn, are authorized to collect through retail distribution rates approved by regulatory authorities the CTCs that they are required to pay to NEP. The joint November 4, 1998, pleading filed with the Commission to terminate the proceeding provided the following specific information (culled from the application) regarding NEP's ability to recover the costs:

     1. The CTC is a regulated rate providing recovery of 100 percent of NEP's costs for nuclear decommissioning.

     2. NEP is also guaranteed through the CTCs the recovery of 80 percent of its share of the ongoing capital and operation and maintenance expenditures of Millstone 3 and Seabrook on a cost-of-service basis.

     3. NEP is allowed to recover the additional 20 percent of the share of the ongoing capital and operation and maintenance expenditures of Millstone 3 and Seabrook through sales at market-based rates pursuant to tariffs approved by FERC or through earnings from its other utility operations.

     4. NEP will continue to recover the costs of its transmission activities through cost- of-service rates regulated by FERC.2

In its review, the staff considered these assertions by NEP in relation to the guidance contained in footnote eight (on page 9) of NUREG-1577, Rev. 1, which states:

          To the extent that power reactor licensees have received rate regulator approval to use market-based rates for a significant portion of their nuclear-related revenues (i.e., greater than 20 percent) the NRC will not consider them to be subject to traditional cost-of-service rate regulation for that portion of their rates.

Therefore, since NEP is guaranteed recovery through regulator-approved CTCs of 100 percent of its decommissioning costs and of at least 80 percent of its share of capital, operation, and maintenance costs for both Millstone 3 and Seabrook, the staff concludes that NEP is subject to cost-of-service rate regulation for Millstone 3 and Seabrook. Also, the staff concludes that NEP is subject to FERC cost-of-service regulation regarding recovery of its transmission costs. Based upon this information, the staff is satisfied that NEP has provided reasonable assurance that it is financially qualified to be able to meet its financial obligations with respect to Millstone 3 and Seabrook.

Additionally, on page 6 of the "Response of New England Power Company to Requests for Hearing" (July 27, 1999) NEP stated that it has an A+ bond rating. The staff has confirmed that NEP has investment-grade bond ratings with Moody's and Value Line. Such a rating is a basis for finding applicants for operating licenses to be financially qualified, notwithstanding whether they are "electric utilities" as defined in 10 CFR 50.2. Since this criterion also is a basis for approving an applicant's financial qualifications for license transfers (see pages 5-6 of NUREG-1577, Rev. 1), the investment-grade bond rating of NEP further confirms the staff's finding that NEP meets NRC's financial qualifications requirements.

However, in view of the NRC's concern that corporate restructuring (involving either a direct or indirect transfer of control) can lead to a diminution of assets necessary for the safe operation and decommissioning of a licensee's nuclear power plant, the NRC's practice has been to condition license transfer approvals upon a requirement that the licensee not transfer significant assets from
--------
     2 See "Notice of Withdrawal of Petitions for Leave to Intervene and for Hearing, and Joint Motion to Terminate Proceeding," (Nov. 4, 1999) at 6-8.

the licensee to an affiliate without first notifying the NRC. This requirement assists the NRC in assuring that a licensee will continue to maintain adequate resources to contribute to the safe operation and decommissioning of its facility. Thus, the following should be made a condition of the order approving the application regarding the proposed merger.

          NEP shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filled, to transfer (excluding grants of security interests or liens) from NEP to its direct or indirect parent, or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding ten percent (10 percent) of NEP's consolidated net utility plant, as recorded on its books of account.

With respect to decommissioning funding assurance, as noted above, NEP is allowed to collect 100 percent of its estimated costs of decommissioning through CTCs. Thus, pursuant to 10 CFR 50.75(e), NEP may continue to use the external sinking fund method of decommissioning. Also, NEP is collecting at a rate sufficient to fully fund its pro rata share of Millstone 3 decommissioning costs as provided in 10 CFR 50.75(c).

In consideration of the foregoing, the staff concludes that the proposed merger and indirect transfer will not adversely affect the financial qualifications of NEP to operate or decommission Millstone 3 with respect to its ownership interest.

3.0  TECHNICAL QUALIFICATIONS

The application states that the transaction will not "change anything about the direct ownership, operation, management, license terms or conditions, or performance of Millstone 3 or Seabrook." To support this assertion, the application states that the merger "will have no effect whatsoever on the operation, personnel, financial status, physical condition, environmental effects, business plan, decommissioning capability, or control of Millstone 3 or Seabrook" and that since "NEP has no responsibility regarding the employees at Millstone 3 or Seabrook, the merger will not affect the size or performance of the workforce at either site." The application also nots that NEP will remain the licensee for Millstone 3 and, as a minority, non-operating licensee, its primary obligations are "to contribute money and take electricity." NEP will institute a negation plan designed to prevent foreign control of its minority interest in Millstone 3, which is described in Section 5.3 herein. The staff concludes that the proposed merger and indirect license transfer will not affect the technical qualifications of NNECO to perform its obligations under the license.

4.0  ANTITRUST REVIEW

The Atomic Energy Act (AEA) does not require or authorize antitrust reviews of post-operating license transfer applications. Kansas Gas and Electric Co., et al. (Wolf Creek Generating Station, Unit 1), CLI-99-19, 49 NRC 441 (1999). Therefore, since the transfer application postdates the issuance of the Millstone 3 operating license, no antitrust review is required or authorized.

5.0  FOREIGN OWNERSHIP, CONTROL OR DOMINATION

5.1  Background

Section 103d of the AEA prohibits the Commission from issuing a license for a nuclear power plant under Section 103 to "any corporation or other entity if the Commission knows or has reason to believe it is owned, controlled, or dominated by an alien, a foreign corporation, or a foreign government." The Commission's regulations at 10 CFR 50.38 contain virtually identical language to implement this prohibition.

The issue addressed in this section is whether, in the NRC staff's view, the merger of NEES and National Grid will cause NEP to be owned, controlled, or dominated by foreign interests such that the foreign ownership and control prohibition of the AEA would be violated.

The Commission has approved the Final Standard Review Plan on Foreign Ownership, Control, or Domination (referred to herein as "SRP") to document the process that the staff uses to analyze whether an applicant is owned, controlled, or dominated by foreign interests within the meaning of Section 103d. The staff has used this SRP as guidance for evaluating the foreign ownership considerations of the proposed merger of NEES and National Grid.

5.2  Organization of NGG Holdings and NEES Holdings, Inc.

National Grid has created NGG Holdings as a U.S. limited liability company organized in the Commonwealth of Massachusetts. It is an indirectly wholly owned subsidiary of National Grid that will be merged with and into NEES, with NEES being the surviving entity from that merger. The supplement states that, following the merger, five additional companies will be created as intermediates between National Grid and NEES, all of which will only be under the control of National Grid and other directly or indirectly wholly owned by National Grid. Following the merger, NEES will be converted into NEES Holdings, Inc., a Massachusetts corporation described in Section 1.0 of this SE.

The five additional companies and their places of incorporation will be as follows: National Grid (US) Holdings Limited, Incorporated in England; National Grid (US) Investments, incorporated in England; National Grid (Ireland) 1
Limited, Incorporated in Ireland; National Grid (Ireland) 2 Limited, incorporated in Ireland; and National Grid General partnership, incorporated in Delaware. The names and identities of the officers and directors of these five intermediate companies had not been determined as of the date of the supplement (June 17, 1999) but all the officers and directors are to be citizens of the United States, the United Kingdom, or a member state of the European Union.

5.3  Information  Provided  and  Measures  Proposed to Address  Foreign  Control
     Concerns

Pursuant to Section 4.1 and 4.2 of the SRP, the staff performed threshold and supplementary reviews of the nature and extent of National Grid's proposed ownership, control, or domination of NEP. Based upon information contained in the application and in the supplement, the staff concluded that there will be interlocking directors among the boards of National Grid, NEES

Holdings, Inc., and NEP, and that National Grid is a public limited company owned by a diverse group of stockholders, many of which the staff would presume to be citizens of various foreign nations. Under Section 4.3 of the SRP, the staff is to determine the type of actions, if any, that would be necessary to negate the effects of whatever foreign ownership, control, or domination would otherwise exist to a level consistent with the AEA and NRC regulations. NEP has provided the information required by 10 CFR 50.53(d), as well as additional information in its application and the supplement, on which the staff concludes that NEP and National Grid have taken, or have committed to take, adequate mitigating steps to ensure that NEP will not be owned, controlled, or dominated by an alien, foreign corporation, or foreign government for the purposes of the AEA and the NRC's regulations, notwithstanding National Grid's proposed "ownership" of NEP in the ordinary sense. The rest of Section 5.3 of the SEC provides detailed information about the measures proposed to negate foreign control over NEP with respect to its minority ownership interest in Millstone 3.

Even though NEP will become an indirect subsidiary of National Grid, the negation plan set forth in the application is designed to prevent the direct or indirect transfer of control to National Grid or foreign persons over NEP's nuclear activities regarding Millstone 3. The plan's focus is on one establishment of a Special Nuclear Committee (also referred to herein as "Nuclear Committee" or "Committee") of the NEP Board of Directors, as set forth in the amended Bylaws of NEP. The Committee will consist of at least three NEP Board members who are U.S. citizens elected to the Committee by the full NEP Board, with a majority of the Committee's members being independent Directors, as defined later in this section. After reviewing the stated purpose and the design of the Committee, the NRC staff has concluded that it has been effectively designed to have primary authority over nuclear issues of NEP such that foreign interests will not be able to control NEP within the meaning of the AEA and NRC regulations. The remainder of this Section describes the key features of the Committees which led the staff to reach this conclusion.

The Nuclear Committee will report to the NEP Board of Directors on a quarterly basis, but for information purposes only. As described in Section 7 of the amended Bylaws, the Nuclear Committee will have sole discretion to act on behalf of NEP in all matters related to the operation, maintenance, contribution of capital, decommissioning, fuel cycle, and other matters relating to Millstone 3 and the other nuclear facilities in which NEP has an interest. The application stated, however, that there will be three exceptions to these matters in which the full NEP Board of Directors3 shall be authorized to act on behalf of NEP, after consultation with the Nuclear Committee. These are as follows:

     (1) The right to vote as to whether or not to close a facility and to begin its decommissioning, and as to whether to seek relicensing.

--------
     3 The supplement listed one U.K. and seven U.S. directors for the initial composition of the post-merger NEP board; four U.K. and five U.S. directors for the post-merger NEES board; and six U.K. directors, three U.S. directors, and one Dutch director for the post-merger National Grid board. However, in response to concerns raised by interveners, NEP has omitted that following the proposed merger, all of NEP's Board of Directors and corporate officers will be U.S. citizens as long as NEP remains a license of Millstone 3 and Seabrook.

     (2) The right to decide to sell, lease, or otherwise dispose of NEP's interest in a facility.

     (3) The right to take any action which is ordered by the NRC or any other agency or court of competent jurisdiction.

NEP states that these three exceptions are rights essential to the protection of the economic and legal interests of National Grid and that is the reason for allowing the full Board to decide them. NEP argues that even with these exceptions, the possibility of foreign influence over these three types of decisions being detrimental to the national interest is eliminated because all decisions reserved to the full NEP Board are limited in a very restrictive way as described in the amended Bylaws and ultimately will be subject to review and approval by the NRC and by other U.S. regulatory and/or judicial entities before they can be implemented.

The intervenors raised concerns on the other hand that the extent of rights retained by the full NEP Board may have an impact on the effectiveness of the negation action plan. NEP responded to these concerns by: (1) stating that it will require that all NEP Board members and corporate officers must be U.S. citizens as long as NEP remains a licensee of Millstone 3 or Seabrook; and (2) clarifying to the intervenors' satisfaction the instances in which decisions related to Millstone 3 and Seabrook are reserved to the full NEP Board.

Specifically, NEP stated that with respect to exception (1) above, a decision to either decommission or restart is limited only to situations in which significant costs are involved and a fundamental business decision is required by the full NEP Board. Once the joint owners of a nuclear unit have made any such decision to decommission or restart in accordance with the joint ownership agreements, the decision-making process then will reside with the NEP Nuclear Committee to provide NEP's inputs to the joint owners regarding the details of implementing such decisions, with respect to exception (2) above. NEP stated that this decision also is a fundamental business decision that is governed by the joint ownership agreements, and any disposition of NEP's interest in a nuclear unit would require NRC approval. With respect to exception (3) above, NEP assured the intervenors that its reservation to the full NEP Board of the right to make decisions concerning compliance with legal or regulatory authority was not intended to do anything but precisely what government authorities required. NEP agreed, as part of reaching a settlement with the intervenors, to eliminate this third right for the full Board.

The intervenors stated in the joint November 4, 1999, pleading filed with the Commission that, as a result of NEP's clarifications regarding exceptions (1) and (2) and the elimination of exception (3) as no longer being reserved to the full NEP Board, they are satisfied that NEP can comply with NRC's requirements concerning foreign ownership, control, or domination in relation to Millstone 3 and Seabrook.

The staff has noted that NEP has taken steps to avoid any indirect foreign influences that might affect the Nuclear Committee. Section 1 of Article IV-A of the amended NEP Bylaws requires that a majority of Committee members at all times be made up of Independent Directors, which are directors who are not current or past employees of NEP or any affiliated companies, including National Grid and its subsidiaries. The application states that this will be done so the independent

Directors cannot be influenced by NEP or National Grid through an employment relationship or by any other manner. Section 2 of that same Article specifies that each Committee member will be appointed to a fixed term and may be removed during that term only for specific causes. This step is designed to prevent foreign citizens from threatening to remove a member. Any member leaving the Committee can only be replaced by a U.S. citizen. Section 10 of the amended Bylaws states that any member of the Committee is both empowered and required to report to the NRC any action by a foreign citizen which the member believes is designed to unduly influence his or her behavior to the detriment of the national interest. Finally, NEP will extend to each Committee member the protection afforded by the NRC's regulations contained in 10 CFR 50.7 (presumably if the protection would not already exist by operation of law), which prevent any licensee from discriminating against any employee for engaging in a "protected activity," such as informing government agencies as to possible non-compliance with the terms of a license or statute.

As the SRP indicates, the Commission will give the foreign control prohibition an orientation to the common defense and security. NEP's 12.2 percent minority ownership interest in Millstone 3 does not give NEP any rights to control the operation of the facility, nor to have access to, or possession of, any Special Nuclear Materials (SNM) or Restricted Data. Furthermore, the application states that there is no Restricted Data involved in the Millstone 3 design, technology, or operation, (Millstone 3 is a Westinghouse pressurized water reactor, using commonly available technology.) Also, although there is SNM contained in the trash and spent fuel, it is not in the form of weapon-sensitive materials. Even if weapon-sensitive materials were involved, the logistics and clearances required for a foreign citizen to obtain access to such material would seem to make such access infeasible. In light of the foregoing, there is a reasonable basis to conclude that there will be no threat to the common defense and security given NEP's inability to control operation of the facility or to have access to SNM or Restricted Data.

5.4  Staff   Conclusion   with   Respect  to  Foreign   Ownership   and  Control
     Considerations

The staff has considered guidance contained in the SRP and detailed information from the applicant with respect to foreign ownership, control, and domination. The staff has placed substantial weight on the significant safeguards built into the design of the NEP negation plan, as stated in the application. The staff regards the safeguards provided in NEP's application as adequate protection to prevent NEP from being in violation of the foreign control prohibition contained in Section 103d. The additional safeguards that were agreed to by NEP and the intervenors, requiring that all NEP Board members and officers must be U.S. citizens as long as NEP is a licensee for Millstone 3 or Seabrook, and requiring decisions to comply with agency and court ordered to be made only the Committee, provide protection above and beyond this initial NEP negation plan. This additional protection is not inconsistent with the AEA and the Commission's regulations, and therefore, the staff would not object to such additional protection.

In consideration of all the foregoing, the staff concludes that the indirect transfer of control of NEP's 12.2 percent minority ownership interest in the operating license for Millstone 3 to National Grid would not violate the prohibitions in the AEA pertaining to foreign ownership, control, or domination, provided that NEP is subject to the following conditions. The staff believes that these conditions are consistent with Commission precedent

     1.   No later  than the time the  proposed  merger  with  National  Grid is consummated, NEP shall establish and make operational a Special Nuclear Committee, as described in the application, having the composition, authority, responsibilities, and obligations specified in the application, provided, however, the Special Nuclear Committee may also have exclusive authority on behalf of NEP over taking any action which is ordered by the NRC or any other agency or court of competent jurisdiction. No material changes with respect to the Special Nuclear Committee may be made without the prior written consent of the Director, Office of Nuclear Reactor Regulation. The foregoing provisions may be modified by the Commission upon application and for good cause shown.

     2. The Special Nuclear Committee shall have the responsibility and exclusive authority to ensure, and shall ensure, that the business and activities of NEP with respect to the Millstone 3 license are at all times conducted in a manner consistent with the protection of the public health and safety and common defense and security of the United States.

6.0  CONCLUSION

In view of the foregoing discussion, the staff concludes that the proposed indirect transfer of the operating license for Millstone 3 to the National Grid with respect to NEP's 12.2 percent ownership interest in Millstone 3 will not contravene the prohibition against foreign ownership, control, or domination with the imposition of the conditions described in this Safety Evaluation. Also, the staff finds that the proposed merger will not adversely impact either the technical qualifications of the Millstone 3 management and staff, or the financial qualifications of NEP with respect to its on going provision of its share of funds for the operation and eventual decommissioning of Millstone 3. Accordingly, the staff concludes that NEP will remain qualified to hold the license with respect to the 12.2 percent ownership interest in Millstone 3 following the proposed merger of NEES and National Grid, and that the indirect transfer of the license, to the extent effected by the proposed merger, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission pursuant thereto, subject to the conditions set forth herein.

Principal Contributor:  A.  McKaignay

Date:  December 10, 1999